Exhibit 99.1

FOR IMMEDIATE RELEASE:	11000 BROKEN LAND PARKWAY, SUITE 600
CONTACT:	COLUMBIA, MARYLAND 21044
Investor Relations	WWW.FIELDSTONEINVESTMENT.COM
Tel: 410-772-5160
Toll-free: 866-438-1088
investors@FieldstoneInvestment.com

Fieldstone Investment Corporation Announces

Sale of Certain Assets Related to its Conforming Division

to Wausau Mortgage Corporation

COLUMBIA, MARYLAND, January 16, 2006 – Fieldstone Investment Corporation (Nasdaq: FICC) announced today that its wholly owned operating subsidiary, Fieldstone Mortgage Company (“FMC”), has entered into an agreement with Wausau Mortgage Corporation (“Wausau”),  a wholly owned subsidiary of privately held The Sunset Companies, L.P., to sell to Wausau certain personal property and contract rights pertaining to a number of offices operated by FMC’s conforming mortgage lending division, known as Broad Street Mortgage Co. (“Broad Street”). This includes the division headquarters office, located in San Antonio, Texas, all wholesale offices and certain retail offices.  It is expected that the remaining retail offices will be transitioned separately or combined with Fieldstone’s non-conforming retail division.  Wausau will also acquire the rights to all written loan applications for first lien, residential mortgage loans accepted for processing or underwriting by the Broad Street offices acquired by Wausau as of the closing date which have not yet been cancelled, closed or funded by FMC.

As consideration for the transaction, Wausau has agreed (i) to pay for the furniture, equipment and leasehold improvements owned by FMC at all of the offices to be acquired by Wausau; (ii) to pay the value of any security deposits posted by or on behalf of FMC in connection with the Broad Street offices to be acquired by Wausau; and (iii) to assume certain ongoing liabilities including office and equipment leases.  Upon completion of the transaction, Fieldstone expects to record a one-time charge in the first quarter of 2006 of approximately $0.7 million, after-tax, a majority of which consists of compensation expenses and the write-down of the carrying value of the furniture and equipment.  The transaction is subject to customary closing conditions, including but not limited to, the receipt of certain state license and regulatory approvals. The transaction is currently expected to close in the first quarter of 2006.

Michael J Sonnenfeld, President and Chief Executive Officer of Fieldstone, commented, “this transaction allows Fieldstone to focus on our core non-conforming loan origination and investment portfolio businesses. We will continue to offer conforming products through our non-conforming retail division and will continue to build our retail and wholesale mortgage lending franchise. “

James W. Porter, Jr., Chairman & CEO of The Sunset Companies, L.P. stated “The Sunset Companies, L.P., through its wholly owned subsidiary, Wausau Mortgage Corporation, is very excited to include Broad Street Mortgage Company in its diversified national mortgage lending platform.  Broad Street not only brings significant additional loan volumes to Sunset, it also brings a very experienced management team that will help us continue our growth in both wholesale and retail mortgage banking.”

About Fieldstone Investment Corporation

Fieldstone Investment Corporation, a real estate investment trust for federal income tax purposes, owns and manages a portfolio of non-conforming mortgage loans originated primarily by its mortgage origination subsidiary, Fieldstone Mortgage Company. Founded in 1995, Fieldstone Mortgage Company is a nationwide residential mortgage banking company that originates non-conforming and conforming residential mortgage loans through over 4,700 independent mortgage brokers serviced by regional wholesale operations centers and a network of retail branch offices located throughout the country. Fieldstone is headquartered in Columbia, Maryland.

To find out more about Fieldstone, please visit www.FieldstoneInvestment.com.

About Wausau Mortgage Corporation

Wausau Mortgage Corporation, a wholesale mortgage banking firm organized in 1991, is headquartered in Pleasanton, CA and is a subsidiary of The Sunset Companies, L.P..  The privately-held The Sunset Companies, L.P., headquartered in Chadds Ford, PA, operates a number of wholesale and retail mortgage banking entities nationally.

Information Regarding Forward-Looking Statements

Certain matters discussed in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws, including, but not limited to, such statements with respect to the anticipated closing, Fieldstone’s accounting for the asset sale, and Fieldstone’s continuing development of new opportunities in retail and wholesale mortgage lending, and, if so, are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results and the timing of certain events may differ materially from those indicated by such forward-looking statements due to a variety of risks and uncertainties, many of which are beyond Fieldstone’s ability to control or predict.  Potential risks and uncertainties include the failure to obtain required state licenses and regulatory approvals, that the closing of the transaction will be delayed or the transaction will not close, or the accounting treatment relating to the sale of the assets.  For a further discussion of risks and uncertainties faced by Fieldstone, see “Risk Factors” in Fieldstone’s annual report on Form 10-K for the fiscal year ended December 31, 2004 filed with the Securities and Exchange Commission (“SEC”), and its other filings with the SEC.  Fieldstone undertakes no obligation to publicly update or revise any forward-looking statement whether as a result of new information, future events or otherwise.